UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2005
CHICAGO BRIDGE & IRON COMPANY N.V.
(Exact name of registrant as specified in its charter)
The Netherlands
(State or other jurisdiction of incorporation)

1-12815 (Commission File Number)	N.A. (IRS Employer Identification No.)

Polarisavenue 31 2132 JH Hoofddorp The Netherlands (Address of principal executive offices)	N.A. (Zip Code)
Registrant’s telephone number, including area code: 31-23-568-5660
N.A.
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):
☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
We entered into a Severance Agreement and Release and Waiver (“Agreement”) with Richard E. Goodrich, Executive Vice President and Chief Financial Officer (“Executive”) on October 8, 2005, to be effective seven days thereafter (the “Effective Date”). The Agreement provides that the Executive resigns as our Chief Financial Officer and from all director, officer and employment positions he holds with any of our subsidiaries or affiliates. He will remain an employee of the Company through and retire effective February 13, 2006, and shall assist in an orderly transition of his duties as well as perform certain responsibilities and duties relating solely to our divestiture, merger and acquisition activities.
The Agreement provides that Executive will receive compensation at his current base salary rate of $28,750 per month through February 13, 2006 and will be entitled to a cash bonus for 2005 in the amount of at least $175,000. Following termination of his employment on February 13, 2006, we will pay Executive $400,000 as a separation payment and $172,000 for the loss of long-term incentive awards that will not vest because of his retirement date of February 13, 2006.
The Agreement further provides that Executive will continue to receive the benefits, including perquisites, which he was receiving at the date of the execution of the Agreement through February 13, 2006, and thereafter will be eligible for post-retirement benefits on the same terms and conditions applicable to our other retirees.
We have waived the service condition, but not the performance condition, for Executive’s 2005 Restricted Stock Award granted April 18, 2005. His rights with respect to our other long-term incentive plan awards will be subject to and governed by the terms and conditions under which those awards were made.
The Agreement also contains provisions regarding confidentiality, intellectual property ownership, non-solicitation of employees and customers, non-competition, and future cooperation and support, and a release and covenant not to sue.
In addition, we have entered into an agreement with the Executive for consulting services (“Consulting Agreement”) simultaneously with the execution of the Agreement for a term commencing on February 14, 2006 and extending through February 13, 2008. The Consulting Agreement provides for a payment of a non-refundable retainer equal to $50,000 per quarter (a total of $400,000) and payment at a rate of $2,000 per day for those days or parts of days worked by Executive as a consultant and as may from time to time be requested by Gerald M. Glenn, Chairman, President and Chief

Executive Officer. We will provide Executive with office facilities and services necessary to perform the services called for under the Consulting Agreement, as well as any required travel, lodging and incidentals, as approved by Mr. Glenn. Also, we have agreed to pay a monthly automobile allowance equal to $800 and, if Executive maintains a residence in Texas, to reimburse him for monthly membership expenses in The Woodlands Country Club.
Item 1.02 Termination of a Material Definitive Agreement
The Chicago Bridge & Iron Company Change of Control Severance Agreement (“Severance Agreement”) between Richard E. Goodrich and us dated June 3, 2002 will be terminated as of the Effective Date. The Severance Agreement provided that upon Mr. Goodrich’s termination of employment with the Company by the Company without “cause,” or by the Executive with “good reason,” within three years following a “Change of Control,” the Executive would be entitled to a lump sum payment of three times the sum of his annual base salary plus target bonus. The Executive would also be entitled to a continuation of medical and other benefits for a three-year period after termination of employment, payment of compensation, payment of unvested plan benefits and Company-provided outplacement services.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b)	Richard E. Goodrich has resigned as our Executive Vice President and Chief Financial Officer effective October 8, 2005.

(c)	Richard A. Byers, 58, has been appointed to serve as Vice President, acting Chief Financial Officer and Treasurer effective October 10, 2005. He has served as Vice President and Treasurer of Chicago Bridge & Iron Company since November, 2003 and was Chief Financial Officer of Pitt-Des Moines, Inc. from April, 1987 to March, 2002.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits
10.1	Severance Agreement and Release and Waiver between Chicago Bridge & Iron Company (Delaware) and Richard E. Goodrich executed October 8, 2005, to be effective seven days thereafter, including Agreement for Consulting Services attached as Exhibit A thereto.

99.1	Company Press Release dated October 11, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO BRIDGE & IRON COMPANY N.V.
	By:	Chicago Bridge & Iron Company B.V.
	Its:	Managing Director

Date: October 11, 2005		By: /s/ Philip K. Ashermen

Philip K. Ashermen
Managing Director

Exhibit Index
Exhibit Number	Description
10.1	Severance Agreement and Release and Waiver between Chicago Bridge & Iron Company (Delaware) and Richard E. Goodrich executed October 8, 2005, to be effective seven days thereafter, including Agreement for Consulting Services attached as Exhibit A thereto.

99.1	Company Press Release dated October 11, 2005